UNIVERSAL FOG

EXCLUSIVE DEALER AGREEMENT

THIS EXCLUSIVE DEALER AGREEMENT (this “Agreement”) is made this.

,

day of	10/08	, 2005; between UNIVERSAL FOG, INC., a corporation

organized and existing under the laws of the State of Arizona, with a principal place of business at 1808 S. 1st. Ave. Phoenix. AZ 85003 (“UNIVERSAL FOG”) and Universal Fog T&L, INC., Kay Fogg, Inc, and Mark Kay individually        with a

principal place of business at 5628 Star Lane, Houston, Texas 77057 (“DEALER’).

This Agreement between UNIVERSAL FOG AND DEALER does consist of pages 1-17, and Exhibits A-F, which are attached hereto.

RECITALS

A.         Purpose The purpose of this Agreement is to establish DEALER as an exclusive ‘Dealer for UNIVERSAL FOG’s products and services such as described in this agreement, and to set forth the respective duties, obligations and responsibilities of UNIVERSAL FOG and of DEALER in the sale of these products and services by UNIVERSAL FOG to DEALER, and the sales of products by DEALER.

B.         Nature of UNIVERSAL FOG’s Business. UNIVERSAL FOG is engaged in the business of designing, testing, manufacturing, assembling, distributing and selling products, machinery, equipment and technical and support services pertaining to medium-pressure and highpressure atomization of water for the purpose of indoor and outdoor cooling, humidifying and dust and particulate control. For purposes of this Agreement, DEALER shall be authorized to promote and sell only those products and services that UNIVERSAL FOG sells or offers for sale (hereinafter collectively “UNIVERSAL FOG’s Products”). Any other use, promotion, sale or representation of UNIVERSAL FOG or UNIVERSAL FOG’s Products shall constitute a breach of this Agreement.

C.         Financial and Physical Resources. UNIVERSAL FOG has elected to enter into this Agreement with DEALER with the recognition that UNIVERSAL FOG’s success depends on financially sound, responsible, efficient, vigorous and successful independent dealers. DEALER declares that it possesses the financial and physical resources to promote the sale and use of UNIVERSAL FOG’s Products and is desirous of developing demand for and selling such products as authorized herein:

D.         Expectation of the Parties. It is the expectation of the parties that by entering into this Agreement, and by the full and faithful observance and performance of their duties, obligations and responsibilities a mutually satisfactory relationship between them will be established and maintained. Further, the parties acknowledge that it is critical to the performance of this Agreement that the conduct of business between them must be fair and free of false, deceptive or misleading advertising, merchandising, pricing, and service practices.

Exclusive Dealer Agreement between Universal Fog and__Universal Fog T&L______

Dated; 10/08, 2005

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, and for other good and valuable consideration; the parties hereto agree as follows:

1.         Rights Granted, UNIVERSAL FOG hereby grants to DEALER the exclusive right, upon the terms and conditions hereinafter contained to purchase, inventory, promote, sell and apply UNIVERSAL FOG’s Products in the geographic area listed in Exhibit C.

DEALER agrees to perform and timely carry out DEALER’S’ duties, obligations and responsibilities as set forth in this Agreement..

2.         Exclusive Geographic Area. During the continuance of this Agreement, UNIVERSAL FOG may sell and distribute UNIVERSAL FOG’s Products in the geographic area granted to DEALER. In addition, the Parties Agree that DEALER, at its sole discretion, shall have the right to institute sub-Distributorships in the geographic area granted DEALER herein, which will operate secondarily to, and under the auspices of the rights of Distributorship granted DEALER hereunder. Said sub-Distributorships shall be instituted according to any reasonable terms and conditions to which DEALER and said sub-Distributors shall agree. However, it is further specifically contemplated and agreed by the Parties that no sub-Distributorship Agreement entered into by DEALER pursuant to this Section 2 shall have, as any term or condition, any provision which shall operate in derogation of any right, express or implied, which is granted to UNIVERSAL FOG hereunder; nor shall any such sub-Distributorship Agreement be allowed, read or construed in any fashion which would operate in derogation of said Rights of UNIVERSAL FOG. It shall be the duty of DEALER to insure that any such sub-Distributorship Agreement which may be let hereunder shall not include any term or condition which may have such derogatory effect upon the said Rights of UNIVERSAL FOG; and DEALER shall be strictly liable to UNIVERSAL FOG for any violation of this provision.

3.         Minimum Ouota. In the event DEALER’s purchases of UNIVERSAL FOG’S Products are less than the minimum quota within the specified time frame, as set forth in Exhibit D, UNIVERSAL. FOG shall have the right, in its sole discretion, to terminate this Agreement upon sixty (60) days written notice.

4.         Equipment and Machinery. It shall be DEALER’s financial obligation to purchase from UNIVERSAL FOG any necessary proprietary equipment and machinery in order to operate the dealership created by this Agreement. The cost of such equipment and machinery shall be in accordance with the published price list that is provided by UNIVERSAL FOG; however, the Parties agree that DEALER will receive UNIVERSAL FOG’S lowest price to its dealers for comparable quantities of UNIVERAL FOG’s Products, in this instance 45% of MSRP (Manufacturer’s Suggested Retail Price), figured according to the following formula:

MSRP X 45% =DEALER PRICE

“5: Sales outside of the United States. Should DEALER sell the products of UNIVERSAL FOG outside of the territorial jurisdiction of the United States of America, then DEALER shall be entitled to an additional 2.5% discount off of UNIVERSAL FOG’s MSRP for such foreign sales, so that the actual price paid by DEALER thereupon shall be 42.5%, said

Exclusive Dealer Agreement between Universal Fag and Universal Fog T&L

Dated 10/08,2005

additional discount being for the purpose of offsetting such, costs as foreign taxes, tariffs and import/export fees, and figured according to the following formula;

MSRP X 42.5%= DEALER PRICE

6.         ‘Term The term of this Agreement shall commence on the date hereof and shall extend fora period of five (j years unless terminated earlier as allowed by this Agreement.

7.         Use of UNIVERSAL FOG’s Name. So long as DEALER makes clear that it is no more than an authorized dealer of UNIVERSAL FOG’s Products, DEALER may use in its corporate name and in the course of conducting its ordinary business as DEALER, the descriptive words “UNIVERSAL FOG” and may use any other name, trade. name or trademark owned by UNIVERSAL FOG to designate products and services purchased from UNIVERSAL FOG under the terms of this Agreement subject to the approval of the written copy by UNIVERSAL FOG. DEALER shall not contest the right of UNIVERSAL FOG to the exclusive use of any trademark or trade :name used ai claimed by UNIVERSAL FOG:

8.         Advertising Fund. The Parties acknowledge that an advertising fund has been set up for use of DEALER in his efforts to promote his business and the products of UNIVERSAL FOG; that NINETEEN-THOUSAND SEVEN-HUNDRED FORTY DOLLARS AND 80 CENTS ($19,740.80) has been authorized by UNIVERSAL FOG to be drawn upon by DEALER for this purpose; and that DEALER’s right to so draw shall be effective upon receipt by UNIVERSAL FOG of the balance of the Payment DEALER shall, at the time this Agreement is signed, owe for DEALER’s first business order of proprietary products and equipment from UNIVERSAL FOG.

9.         Relationship. of the Parties During; the term of this Agreement, the relationship between UNIVERSAL FOG and DEALER is that of vendor and vendee. DEALER, its agents and employees are not, and shall under no circumstances be deemed, agents or representatives of UNIVERSAL FOG. DEALER shall not modify any of UNIVERSAL FOG’s Products without UNIVERSAL FOG’S prior written consent. Neither DEALER nor UNIVERSAL FOG shall have any right to enter into any contract or commitment in the name of, or on behalf of, the other, or to bind the other in any respect:

10: Selling Rights Reserved: UNIVERSAL FOG is a business which operates on a national scale, and in order to position itself competitively, it needs to he able to sell directly to manufacturers of products sold nationally or world-wide, who may wish to incorporate some or all of UNIVERSAL FOG’s Products into their product line: Therefore, in addition to all other rights reserved by UNIVERSAL FOG, UNIVERSAL FOG reserves the right to sell, directly or through its other distributors, any of UNIVERSAL FOG’s Products to any of the following entities located in DEALER’s exclusive geographic area:

a. The United States Government or any of its agencies, bureaus, commissions, or departments.

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated:	10/08 2005
b.

Any foreign government or any of its agencies, bureaus; commissioners, or departments; or any foreign company which purchases Products of UNIVERSAL FOG for exclusive sale and/or use outside the territorial jurisdiction of the United States.

c.	Any national corporations,

d.	Any Native American Group, Association, or Tribe, etc.

e.	Any OEM applications

f Any sale made via the Internet at MSRP, which are initiated by the customer through any interact website established or authorized by Universal Fog related to its business. Nothing herein shall be construed to operate in any manner which shall inhibit or interfere with the right of Dealer to sell Products through any Internet website of its own, and such sales shall not in any respect be violative of this Agreement.

Due to the need of OEM and national corporations to deal directly UNIVERSAL FOG to remain competitive, UNIVERSAL FOG will pay sales commissions to DEALER in the event that DEALER introduces any such national corporation to UNIVERSAL FOG in accordance with the commission schedule is listed in Appendix a

This reservation of selling rights as herein provided is not to be construed as being intended to place UNIVERSAL FOG in a position of being a competitor with DEALER for sales to individuals or small sales accounts. The parties understand and agree that, in circumstances which normally would involve sale of UNIVERSAL FOG Products by one of its dealers, and should such occur in the Geographic Area of DEALER, then DEALER will have first right of sale, as usual and normal business activity would dictate.

11.     Solicitation of Business. The parties agree that it is to their mutual benefit that UNIVERSAL FOG be free to solicit business from any source

12,	Successors and Assigns.

a.         Successor of UNIVERSAL FOG. UNIVERSAL FOG shall have the right to assign its rights and to delegate its duties under this Agreement If UNIVERSAL FOG delegates its duties under this Agreement, UNIVERSAL FOG shall remain liable for the performance of its successor, If UNIVERSAL FOG is purchased by or merged into another business entity, UNIVERSAL FOG shall ensure that all of the rights and duties required by UNIVERSAL FOG under the terms and conditions of this Agreement are transferred to the new entity with no prejudice to UNIVERSAL FOG or DEALER.

b.              Successor to DEALER. DEALER must obtain UNIVERSAL FOG’s prior written consent in order to have the right to assign its rights and duties under this Agreement, except insofar as related to the establishment of sub-distributorships as provided in Section 2 hereof. Upon obtaining UNIVERSAL FOG’s prior written consent, if DEALER is purchased by or merged into

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated:10/08,2005

another business. entity, all rights and duties shall transfer to the new entity with no prejudice to either party.

13.          Termination. Either party shall have the right to terminate this Agreement prior to the expiration of the term hereof upon the occurrence of any of the following events:

a. Breach or default by the other party of any of the material terms, obligations, convenants, or representations or warranties covered by this Agreement where such breach or default is not waived in writing by the defaulting party, and where the breaching or defaulting party has failed to cure the breach or default within thirty (3t1) days of receiving a written demand to cure the breach or default.

b: The other party is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for, or against the other party under any provision of the Federal Bankruptcy Act or any amendment thereof.

14.       Use of Name Prohibited After Termination. Upon the termination of this Agreement, whether at the expiration of the term hereof or otherwise, DEALER shall, and shall cause any of its sub-Distributors to, remove and not thereafter use any signage, stationery or other materials, containing the name or trademark “UNIVERSAL FOG,” or any other trademark owned by UNIVERSAL FOG, and DEALER shall immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing the name or trademark “UNIVERSAL BOG” or such other trademarks. Further, DEALER and DEALER’s sub-Distributors shall not, at any time after the termination of this Agreement, use or permit any such name or trademark to be used in any manner in connection with any business conducted by it or in which it may have any interest whatsoever.

15.       Trade Secrets: DEALER specifically agrees that DEALER, its agents and employees shall at all times be bound by all requirements concerning disclosure as set forth in this Agreement. If UNIVERSAL FOG reveals to DEALER any technical specifications or related information under this Agreement, DEALER promises to keep such information as a confidential trade secret of UNIVERSAL FOG and not to reveal such trade secrets to anyone. DEALER specifically agrees that DEALER, its agents and employees shall not at any time, whether during or subsequent to the terns of this Agreement, in any fashion, form, or manner, unless specifically consented to in writing by UNIVERSAL FOG, either directly or indirectly, use or divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of’ UNIVERSAL FOG, including, without limiting the generality of the foregoing, the names, buying habits, or practices of any of its customers, its marketing methods and related data, the names of any of its vendors and suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products of services, manufacturing and sales costs, lists or other records used in UNIVERSAL FOG’S business, compensation paid to dealers and other terms of employment, or any other confidential data of any kind or nature, and the parties agree between them that this restriction is material to this Agreement, and that. confidential trade secrets affect the successful conduct of UNIVERSAL FOG’s business, and that the failure to comply with any term of this paragraph shall constitute a breach of this Agreement..

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated: 10/08 2005

16.      Acceptance of Orders. All orders UNIVERSAL FOG receives for its products and services from DEALER are subject to acceptance by UNIVERSAL FOG:

17.      Filling of Orders. UNIVERSAL FOG shall use its best efforts to service the accepted orders as promptly as practicable, subject, however, to delays caused by government orders or requirements, transportation conditions, labor or material shortages, strikes, dots, fires, or any other cause beyond UNIVERSAL FOG’s control. In all cases, UNIVERSAL FOG will use its best efforts to advise the DEALER in advance of any inability to make full and timely delivery of either products or services which DEALER has previously ordered.

18.      Payment of Orders. Purchases by DEALER of UNIVERSAL FOG’S products shall be governed initially by the prices set forth in Exhibit A and the payment terms set forth in Exhibit B.

19.      Title to Goods. Title to goods shipped to DEALER remains with UNIVERSAL FOG until the full purchase price has been paid, however, liability for loss or destruction or damages and taxes and other charges acme to DEALER upon receipt of goods.

20: Delivery of Initial Shipment of UNIVERSAL FOG’S Products. UNIVERSAL FOG covenants to ship to DEALER the initial shipment of UNIVERSAL FOG’s Products within en t0 days of the execution of this Agreement provided that payments have been made as per Exhibit B attached hereto.

21.       Grant of License for Name and Trademark Use. UNIVERSAL FOG. owns rights in names, patents, trademarks and symbols directly connected to UNIVERSAL FOG’s Products. In connection with such property, UNIVERSAL FOG grants DEALER a limited right to use certain of those names, patented products, trademarks and symbols (hereafter “Trade Indicia’), listed in Exhibit E, in connection with the promotion and sale of UNIVERSAL FOG’s Products during the term of this Agreement. This limited right of use does not include the right to alter or adapt the Trade Indicia. The limited right of use granted does not include the right to use the Trade Indicia in conjunction with any other product name, mark or symbol. All rights to goodwill associated with the trade Indicia and UNIVERSAL FOG’s Products accrue and belong solely to UNIVERSAL FOG. If DEALER breaches any covenant of this Agreement, UNIVERSAL FOG shall, in addition to any other remedies available to it, be entitled to revoke the rights granted under this Agreement:

22.       Training Availability. UNIVERSAL FOG covenants that as part of this Agreement, it will train one person designated by DEALER in the promotion, demonstration, installation, maintenance and repair of UNIVERSAL FOG’s Products. UNIVERSAL FOG covenants to make training available to additional employees of DEALER at least one every six months until 2006. The current price of this additional training is listed in Exhibit A, but UNIVERSAL FOG may, in its sole discretion, change the price of additional training in the future. UNIVERSAL FOG may require that reservations for additional training be made four (_4) weeks in advance.

Exclusive Dealer Agreement between Universal fog and Universal Fog T&L

Dated: 10/08, 2005

21 . Price and Payment Term Modification. UNIVERSAL FOG shall have the right to modify the prices and payment terms detailed in Exhibit A in the future. DEALER acknowledges that UNIVERSAL FOG is entitled to a reasonable profit on any sale taking into account past development costs and other activities which add or added value to UNIVERSAL FOG’s Products: To this end, DEALER covenants to accept any price and payment term modifications for which it has received two, (z) weeks notice in advance, with the understanding of the Parties that no price increase to DEALER will occur in any manner inconsistent with Section 4 hereof.

24.       ‘UNIVERSAL FOG’s Products. During the term of this Agreement, DEALER covenants not to purchase, promote or sell any products or services that compete in any way with UNIVERSAL FOG’s Products. DEALER covenants to promote, demonstrate, install, maintain and repair UNIVERSAL FOG’s Products in a manner consistent with UNIVERSAL FOG’ s training..

25.           Prohibition of duplication. During the term of this Agreement, DEALER covenants that it shall not:,

a.	Attempt to duplicate or reverse engineer UNIVERSAL FOG’s Products.

b.	Sell, or make any efforts to develop, or sue any other products or services substantially similar to UNIVERSAL Fogs Products

c; Assist any third party in performing any of the acts forbidden by this Agreement

26:    DEALER’S Breach: General and Specific Remedies. In addition to any other remedies available to UNIVERSAL FOG, if DEALER breaches any covenant of this Agreement the following shall apply:

a. DEALER shall on written demand surrender to UNIVERSAL FOG all information pertaining to the design, assembly, manufacture, distribution and sale of UNIVERSAL FOG’s Products, including, but not limited to, the surrender of all privileged material and customer lists.

b:	DEALER shall on written demand cease any ongoing breaching conduct.

c:

DEALER shall onwritten demand cease promoting and selling or using any products, knowledge, methods, information, and etc., resulting from the breaching conduct and shall transfer to UNIVERSAL FOG all rights to all products, knowledge, methods, information, intellectual property,etc., resulting from the breaching conduct. DEALER’s obligation to transfer wrongfully gained properties shall be enforceable by an action for specific performance.

d. DEALER shall be liable for any damage done to the reputation of UNIVERSAL FOG and UNIVERSAL FOG’S Products, and consequential economic damages and direct and indirect damages. For the purpose of this paragraph, direct damages include “Cover” as defined by Article Two of the Uniform Commercial Code.

Exclusive Dealer Agreement between Universal Fog .and Universal Fog T&L

Dated: 10/08, 2005

27.      Restrictive Covenant; DEALER. agrees that after the termination of this Agreement for a period of five (5) years, DEALER, either directly or indirectly, or any of DEALER’s agents, employees, affiliates, or affiliated entities of any kind shall not sell or promote any products or services, or engage in any business, that competes in any way with UNIVERSAL FOG’s Products.

28.      Warranty, ALL OF UNIVERSAL FOG’S PRODUCTS SHALL BE COVERED BY THE CURRENT WARRANTY THAT UNIVERSAL FOG HAS IN EFFECT AT THE TIME (the current version of which is set forth in Exhibit F of this Agreement). UNIVERSAL FOG MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, THE QUALITY OR FREEDOM FROM DEFECT OF ITS PROCEDURES, PROCESSES, PRODUCTS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER AND SHALL IN NO EVENT BE LIABLE FOR CONSEQUENTIAL DAMAGES. THE, DEALER MAY NOT RELY ON ANY OTHER WARRANTY OR REPRESENTATION.

29.      Limitation of. Warranty. No warranty of any nature as to any of UNIVERSAL FOG’s Products shall run from UNIVERSAL FOG to DEALER or any customers of DEALER other than as expressed above

30.      Indemnification. DEALER agrees to defend, indemnify and hold harmless UNIVERSAL FOG, its directors, officers, agents and employees; and each of them, for, from against any and all liabilities, claims, suits, judgments, damages, costs and expenses (including attorney’s fees),which may ensue as a result of any breach by DEALER of this Agreement.

31.	Miscellaneous Provisions

a.

Descriptive Headings. The descriptive headings of the paragraphs of this Agreement have been inserted for convenience of reference only, and shall not control or affect the interpretation or construction of any paragraph herein..

b.	Notices, Notices hereunder shall be in writing and shall be given by hand or by certified mail, return receipt requested, to the parties’ addresses stated below, or at such other address for Notice of which the other Party has been duly notified in writing by US Post,

certified mail, return receipt requested.

O. Modification. Any amendment or modification to this Agreement shall become effective only upon the execution of a written instrument describing said amendment or modification, signed by all of the parties hereto.

d, Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their next-of-kin, legatees, devisees, beneficiaries, administrators; executors, legal representatives, personal representatives, successors and assigns.

e. Attorneys’ Fees.. In the event a party must retain an attorney to enforce this Agreement, or in the event of litigation which arises as a result of any controversy, dispute, breach or

Exclusive Dealer Agreement between universal Fog and Universal Fog T&L

Dated: 10/08.20oS

construction of this Agreement, the prevailing party shall be entitled to recover, from the other party, all costs, expenses and reasonable attorneys’ fees incurred in connection with the enforcement efforts or litigation.

f Applicable Law. This Agreement shall he governed by, construed and interpreted in accordance with its terms and laws and judicial decisions of the State of Arizona. The parties irrevocably submit to the jurisdiction of the Maricopa County Superior Court or the District Court for the District of Arizona, in Phoenix, Arizona. The parties agree that the exclusive venue for any dispute arising between them is in one of the above-listed courts and that any action between the parties arising out of or relating in any way to this Agreement must be litigated in one of these two courts and that no other court has jurisdiction with respect to such litigation.

g, Incorporation of Recitals and Exhibits. All of the recitals of this Agreement are incorporated herein as part of the definitions and covenants of this Agreement and all exhibits attached hereto are deemed to constitute a part of this Agreement and are fully incorporated herein.

h. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding of the parties hereto and supersedes all prior understandings or agreements, whether oral or in writing pertaining to the subject matters contained herein.

is Time is of the Essence. Time is of the essence of this Agreement and of each and every term, covenant and condition hereof.

Construction. The language and all parts of this Agreement shall be construed as a whole according to its fair meaning: The parties acknowledge that each party has reviewed this Agreement and has had the opportunity to have it reviewed by its attorney and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or exhibit hereto.

k. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall he deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties.

I. Invalidity. The invalidity or unenforceability of any covenant, term or condition of this Agreement, or any portion of any covenant, term or condition of this Agreement, shall not affect any other covenant, term or condition or portion hereof, and this Agreement shall remain in effect as if such invalid or unenforceable covenant, term or condition (or portion thereof) was not contained herein or was reduced to enforceable limits by a court.

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated: 10/08,2005

IN WITNESS WHEREOF, the Parties have executed this agreement as of this 8th day of October, 2005.

Universal Fog, Inc.	DEALER: Universal Fog T&L

By: /s/ Tom Bontems	By: /s/ Mark Kay
(Title) CEO	(Title) President

Address for Notice	Address for Notice

1808 South 1st Avenue	5628 Star Lane
Phoenix, Arizona 85003	Houston, Texas 77057

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated:10/08, 2005

EXHIBIT A

UNIVERSAL FOG CURRENT DEALERSHIP PRICE SCHEDULE

This exhibit, a document consisting of one (1) page, is attached to and made part of the UNIVERSAL FOG Exclusive Dealer Agreement dated 10/08, 2005 between UNIVERSAL FOG and DEALER (the “Dealer Agreement”),

I.	Price Schedule. The price schedule for this dealership is $	0.00	. The

price includes/consists of the Mowing.

	a.	UNIVERSAL FOG’s Products of DEALER’S choice with a value of $
0.00	, which shall be determined by multiplying such products current list price times a
multiplier of	n/a	.*

b.         Three (3) days of training for one person, in Phoenix, Arizona, is included in the dealership price, For new or additional employees, three (3) days of training in Phoenix, Arizona shall be $             negotiated as needed     per trainee:

*Please note that freight charges for UNIVERSAL FOG’s Products are not included in dealership price.

2.	$	Dates and Orders.

a.         UNIVERSAL FOG’S Products listed paragraph 1(a) will be shipped within forty ;five (4$j days of the signing of the Dealer Agreement.

b.	Unless otherwise agreed upon prior to shipping, all orders will be shipped
FOE Shipping Point, insured by UNIVERSAL FOG for the account of	Universal Fog T&L

c.
Delivery and handling cost will be based on prevailing carrier rates and charges in effect at the time of shipment.

d.	Delivery within the continental United States will normally be (	I	) to
(4j Weeks ,after the receipt of an order by UNIVERSAL FOG Delivery outside the continental United States will depend on the shipping and handling practices of the country to which delivery is being made:.

3. Prices of UNIVERSAL FOG’s Product and Supplies. UNIVERSAL FOG will establish a price list for its product, supplies and accessories Changes to this price list are subject to the provisions of the Dealership Agreement

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated:10/08, 2005

EXHIBIT B

PAYMENT TERMS

This exhibit, a document consisting of one (1) page,. is attached to the made part of the UNIVERSAL FOG Exclusive Dealer Agreement d a t e d 10/08,2005, between UNIVERSAL FOG and DEALER (the “Dealer Agreement”).

1,	Dealership. The, purchase price of the exclusive UNIVERSAL FOG Dealership shall be paid as follows”

a...	Deposit Paid W UNIVERSAL FOG (Submit with Dealer Application)

b.	Final Payment
(Final balance due prior to training)		$0

Total Payment

*A1I deposits and Dealer applications are contingent upon UNIVERSAL FOG’s acceptance. Deposit initiates preparation for training and equipment.

2. Payment of Expenses. DEALER shall be solely responsible for and pay all costs of conducting the Dealership authorized by the Dealership Agreement. If no provision is made herein as to the time for payment, then payment is due upon tender of the Goods or services for which compensation is due:

Orders and Payment.

a.         DEALER will send written orders (faxed orders accepted) and make payment. to UNIVERSAL FOG ‘h down upon order placement, net 15 after shipping,

b.	Payment will be made by wire transfer or cashiers check.

c.	Minimum orders will be for $	n/a	USD of UNIVERSAL FOG’s product

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated:10/08, 2005

EXHIBIT C

PURPOSE. PRODUCTS AND TERRITORY

This exhibit; a document consisting of one (1) page, is attached to and made part of the UNIVERSAL FOG Exclusive Dealer Agreement dated: 10/08, 2005 between UNIVERSAL FOG and DEALER (the “Dealer Agreement”).

1.Purpose. The purpose of the Dealer Agreement is to permit Universal Fog. T&L to become a exclusive Dealer for UNIVERSAL FOG’s Product.

2.      UNIVERSAL FOG’s Product. Universal Fog T&I. is authorized to sell all products and services offered by UNIVERSAL FOG.

3.	Exclusive Territory.
a.	The primary geographic area for this exclusive Dealership shall be

The state of Texas and Louisiana as constituted on the effective date of the Dealer

Agreement. DEALER shall not sell any competing product.

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated: 10/08, 2005

EXHIBIT D

MINIMUM PERFORMANCE QUOTA

This exhibit, a document consisting of one (I) page, is attached to and made part of the UNIVERSAL FOG Exclusive Dealer Agreement dated 10/08 2005 between UNIVERSAL FOG and DEALER (the “Dealer Agreement”).

The Parties believe, and contemplate herein, that this Dealer Agreement shall work to the economic benefit of all parties hereto, In this regard; it is specifically contemplated by the Parties that the income realized by the Parties shall increase from year-to-year, as the business of DEALER grows; however, should DEALER not meet certain sales goals, then UNIVERSAL FOG, at its sole discretion, shall have the tight to cancel this Dealer Agreement, Notice of which to be given as otherwise provided herein for the giving of notice. The sales requirements to be met by DEALER are as follows, for each specified year in which the Dealer Agreement endures:

Year One: No minimum level of sales is required, because it is expected that the first year shall be dedicated to the building and establishing of the business of DEALER

Year Two: DEALER shall be required to have minimum gross sales receipts of FIVE-

HUNDRED-THOUSAND DOLLARS ($500,000).

Subsequent Years: DEALER shall be required to increase its gross sales receipts by a minimum of TWENTY PERCENT (20%) over the previous year’s receipts, until a minimum gross sales volume of FIVE MILLION DOLLARS ($5,000,000.00) has been attained. In all subsequent years in which the Dealer Agreement shall endure, DEALER shall maintain a minimum gross sales volume of FIVE MILLION DOLLARS ($5,000,000.00), failing which the Dealer Agreement may be cancelled by UNIVERSAL FOG as herein provided.

It is further agreed by the Parties hereto that the right of cancellation of the Dealer Agreement by UNIVERSAL FOG for failure to meet income goals, shall not be exercisable by UNIVERSAL FOG because of the failure of DEALER to meet income goals for any one year; Provided, however, that any deficit in such income goal shall be remedied the following year by the production by DEALER of sufficient gross sales receipts to both meet said following year’s requirements, and to satisfy the previous year’s deficit. Should DEALER not so perform in any year subsequent to a deficit the previous year, then UNIVERSAL FOG’s right of cancellation therefor shall vest, and UNIVERSAL FOG may then cancel the Dealer Agreement for material breach, as provided in the Dealer Agreement.

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated: 10/08, 2005

EXHIBIT E

TRADEMARK AND TRADE INDICIA

This exhibit, a document consisting of one (I) page, is attached to and made part of the UNIVERSAL FOG Exclusive Dealer Agreement dated 10/08, 2005 between UNIVERSAL FOG and DEALER (the “Dealer Agreement”“);

1.	Trademark and Trade Indicia.

Below are the Trademarks and Trade Indicia owned by UNIVERSAL FOG which are discussed in the Dealer Agreement.

Outdoor Cooling Specialists

Exclusive Dealer Agreement between Universal Fog and Universal Fog T&L

Dated: 10/08, 2005

EXHIBIT F WARRANTY

This exhibit, a document consisting of one (1) page, is attached to and made part of the UNIVERSAL FOG Exclusive Dealer Agreement dated 10/08, 2005, between

UNIVERSAL FOG and DEALER (the “Dealer Agreement?”).

UNIVERSAL FOG warrants all products manufactured by it to be free from defects in workmanship or material for a period of one hundred eighty (180) days from shipment; provided that in no event shall this warranty extend more than six (6) months from shipment. During this warranty period, UNIVERSAL FOG will repair or replace, UNIVERSAL FOG’s product which upon UNIVERSAL FOG’s examination proves to be defective in workmanship or material or design problems and which have not been misused, abused, or subject to excessive wear: Alternatively, at UNIVERSAL FOG’s sole discretion, such product may he returned to UNIVERSAL FOG, transportation charges prepaid, and if the product is found by UNIVERSAL FOG to be defective in workmanship or material, a credit will be issued to DEALER’S account.

The UNIVERSAL FOG warranty does not cover, and UNIVERSAL FOG will not be liable for, any malfunction, damage or wear caused by faulty installation, misapplication, abrasion, excessive corrosion, inadequate or improper maintenance, negligence, accident, tampering, or substitution of non-UNIVERSAL FOG component parts. Nor shall UNIVERSAL FOG be liable for malfunction, damage or wear caused by the incompatibility with UNIVERSAL FOG equipment of accessories; equipment or materials not supplied by UNIVERSAL FOG, or the improper design, manufacture, installation, operation or maintenance of accessories, equipment or materials not supplied by UNIVERSAL FOG.

THIS. UNIVERSAL FOG’S SOLE WARRANTY AND- IS IN LIEU OF ALL OTHER WARANTIES, EXPRESSED OR IMPLIED, WHICH ARE HEREBY EXCLUDED; INCLUDING IN PARTICULAR ALL WARRANTIES OF MERCHAN’I”ABIL ITY OR FITNESS FOR APARTICULARPURPOSE;

No officer or employee of UNIVERSAL FOG is authorized to alter this warranty.

Exclusive Dealer agreement between Universal Fog and Universal Fog T&L

Dated: 10/08, 2005

EXHIBIT G

COMISSION ON OEM ACCOUNTS AND INTERNET SALES

When DEALER is directly and solely responsible for bringing to Universal. Fog’s attention an account which becomes a house account; Universal Fog will pay DEALER a sales commission of 2.5% of sales for a five year term. Such term begins upon the date of the initial shipment of purchased product from Universal Fog to said OEM or house account. The Parties agree that due to the nature of these accounts, they will be serviced directly from the Universal Fog corporate office, and DEALER. will have no involvement in transactions, or obligation of support of such customers.

Universal Fog shall pay DEALER a commission of twenty per cent (20%) on any MSRP sales made directly by Universal Fog over the Internet or otherwise to an end-user in DEALER’s geographic territory.

Confirmation of Sides: In order to confirm the Millar amount of sales which are delineated in or related to this Exhibit, the Parties Agree that, upon request by Dealer, then Universal Fog shall provide to Dealer such documentation which shall reasonably serve as confirmation of the sales amounts and related circumstances. It is further Agreed by the Parties that such confirming documentation shall be provided to Dealer upon THIRTY (30) DAYS notice; However, no request , for confirming documentation shall be made by Dealer more often that ONCE yearly.